EXHIBIT 99.2

Cenuco, Inc. Announces Hiring of Elizabeth Houlihan

January 10, 2006, 3:44 PM EST

LAWRENCEVILLE, N.J.--(BUSINESS WIRE)—January 10, 2006. Cenuco, Inc. (AMEX: ICU - News) today announced the appointment of Elizabeth Houlihan as Vice President Marketing of its Lander health and beauty care division.

Ms. Houlihan’s appointment, which became effective on December 5, 2005, follows the recent acquisition of the Baby Magic®, Binaca®, Mr. Bubble®, Ogilvie® and other national brands from Playtex Products, Inc. Joseph A. Falsetti, President and Chief Executive Office of Cenuco, commented: “Elizabeth is a key addition to our management team. She brings with her solid consumer insights and strength in developing and growing strong, highly profitable national brands that will serve her well as the company continues to execute its brand acquisition strategy.”

Ms. Houlihan added, “I am very excited to join the team as we expand our presence in the HBC category. Lander brands have offered wonderful products at affordable prices. The acquisition of former Playtex brands provides access to new distribution channels and paves the way for additional new growth. The future direction is very clear: build on the successful brands already in-house while acquiring carefully-targeted premium brands that complement our ‘go to market strategy’ within the HBC sector and leverage our extensive infrastructure.”

Ms. Houlihan holds a Masters Degree in Brand Management from the University of Georgia and has over 17 years of marketing experience in the personal care, OTC, cosmetics, pet and household products categories. Much of her career was with Church & Dwight Co. where her effort on the ARM & HAMMER brands helped to grow that company to more than $2.0 billion annually. Most recently Ms. Houlihan held the position of VP of Marketing Worldwide for a Privately-held $800MM global direct marketing company concentrating in household, OTC, and personal care products.

Ms. Houlihan will be responsible for all aspects of marketing, including the development and management of new product initiatives.

About Cenuco

Cenuco, through its Lander division, is a leader in the value health and beauty care (HBC) products sector. The Lander brand is recognized as the largest specialty bath brand. LANDER essentials™ is Cenuco’s rapidly growing line of premium value bath and body products. In November 2005, Cenuco expanded its range of product offerings in the HBC market through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, from Playtex Products, Inc.

The company is headquartered in Lawrenceville, New Jersey. The company operates two manufacturing and distribution facilities, one in Binghamton, New York and the other in Toronto, Canada. Visit http://www.lander-hba.com http://www.cenuco.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Contact:

Cenuco, Inc., Lawrenceville

Steven Bettinger, 609-219-0930